Exhibit 10(d)

Appendix A1 Last Revised On: March 16, 2016
Name	Company	Pre-4/1/1997 Participant	Class A “Bonus SERP” Status	Double Basic Credits	Double Transition Credits
ROBO, JAMES L. *	NextEra Energy, Inc.		X	X1
KETCHUM, JOHN W. *	NextEra Energy, Inc.		X	X1
PIMENTEL, ARMANDO *	NextEra Energy Resources, LLC		X	X1
NAZAR, MANO K. *	NextEra Energy, Inc.		X1	X1
SILAGY, ERIC E.*	Florida Power & Light Company		X1	X1

[1] The Compensation Committee has expressly identified these items and acknowledged that they are subject to Internal Revenue Code Section 409A. In particular, these items include: (i) the additional deferred compensation provided by the designation of certain officers as Class A Executives, effective on or after January 1, 2006; and (ii) the additional deferred compensation set forth in SERP Amendment #4 to the Prior Plan (meaning amounts deferred by certain senior officers specified by the Compensation Committee who became participants in the SERP on or after April 1, 1997 at the rate of two times the basic credit and, to the extent applicable, the transition credit under the cash balance formula in the SERP for their pensionable earnings on or after January 1, 2006). Importantly, nothing in Amendment #4 to the Prior Plan, the SERP, Compensation Committee resolutions, or any other document shall be construed as subjecting to Code Section 409A any deferrals made under the SERP prior to January 1, 2005, except as expressly noted herein.

* Executive Officer of NextEra Energy, Inc.